Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of April 7, 2010 (the “Agreement”) is by and between Catabasis Pharmaceuticals, Inc. (the “Company”), a Delaware corporation with its principal place of business at 161 First Street, Suite 1, Cambridge, Massachusetts, and Jill C. Milne (the “Executive”).

The Company and the Executive previously entered into that certain Employment Agreement, dated as of March 17, 2010 (the “Prior Agreement”).

The Company and the Executive desire to amend and restate the Prior Agreement in its entirety and to provide for the employment of the Executive by the Company pursuant to the terms and conditions set forth in this Agreement in lieu of the terms and conditions under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.                                      Position and Duties.

Upon the terms and subject to the conditions set forth in this Agreement, for the period commencing on the date hereof and continuing until terminated in accordance with the terms of this Agreement (the “Term”), the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company to serve, as its Chief Executive Officer reporting to the Board of Directors of the Company. Notwithstanding the foregoing or anything else contained herein, this Agreement shall not be construed as an agreement, either expressed or implied, to employ Executive for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both Executive and the Company remain free to terminate the employment relationship, with or without Cause or Good Reason (each as defined below), at any time, with or without notice. During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates (as defined below), reasonably related to that position, as may be designated from time to time by the Board of Directors (the “Board”) of the Company, the Chair of the Board or other designee of the Board. During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly approved in advance by the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.                                      Compensation and Benefits.

During the Term, as compensation for all services performed by the Executive for the Company and subject to his performance of his duties and responsibilities for the Company,

pursuant to this Agreement or otherwise, the Company will provide the following pay and benefits:

(a)                                 Base Salary.                         The Company will pay the Executive a base salary at the rate of $16,666.67 per month. Such amount shall be payable in accordance with the ordinary payroll practices of the Company for its executives, as in effect from time to time, and subject to adjustment from time to time by the Board in its discretion (and further subject to the provisions of Section 5 hereof).

(b)                                 Bonus Compensation. The Executive shall be eligible to earn annually for service in a particular calendar year, as determined by the Board in its sole discretion, a cash bonus with a target of 50% of the Executive’s base salary earned in such particular calendar year, which percentage shall be subject to adjustment from time to time by the Board in its sole discretion. The amount of the bonus, if any, shall be determined by the Board, based on its assessment, of the Executive’s performance and that of the Company against appropriate goals established annually by the Board after consultation with the Executive. Any bonus paid to the Executive under this Section 2(b) shall be in addition to the base salary referred to in Section 2(a).  Any bonus due to the Executive hereunder shall be payable not later than two and one-half months following the end of the calendar year in which such bonus was earned.

(c)                                  Restricted Stock Issuance.  The Company issued and sold 1,150,000 shares of restricted common stock of the Company to the Executive pursuant to the Restricted Stock Agreement dated December 31, 2008 attached hereto as Exhibit A, which agreement sets forth the terms applicable to such shares (the “Restricted Stock Agreement”).

(d)                                 Participation in Employment Benefit Plans. The Executive will be entitled to participate in all benefit programs from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., severance pay) or under any other agreement, to the extent the Executive is eligible under the plan documents governing such programs. The Executive’s participation thereunder will also be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or delete its benefit programs at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(e)                                  Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of three (3) weeks per year, accruing at a rate of 1.25 days per month (or such greater amount as is generally made available to the Company’s executive officers), to be taken at such times and intervals as shall be mutually agreed by the Executive and the Board. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition, during the Term, the Executive shall be entitled to receive paid holidays (currently 10 per year) in accordance with the Company’s holiday schedule in effect from time to time.

(f)                                   Business Expenses. The Company will reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of duties and responsibilities for the Company upon presentation of documentation as the Company may request. Any such reimbursements shall be subject to Section 12(e) of this Agreement.

3.                                      Confidential Information, Non-competition and Proprietary Information.

The Executive and the Company previously entered into an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement, each dated July 15, 2008 (together, the “Ancillary Agreements”).  The parties acknowledge and agree that such Ancillary Agreements remain in full force and effect and are hereby incorporated herein by reference. It is understood and agreed by the Executive that breach by the Executive of any provision of any of the Ancillary Agreements shall constitute a material breach of this Agreement.

4.                                      Termination of Employment.

(a)                                 The Company may terminate the Executive’s employment for “Cause” immediately upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. The following shall constitute Cause for termination: (i) the determination by the Board in its reasonable judgment of the Executive’s failure to perform his duties and responsibilities to the Company and its Affiliates which is not remedied within 30 days of written notice thereof; (ii) breach of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates which is not remedied within 30 days of written notice thereof; (iii) the determination by the Board in its reasonable judgment of an act of fraud or embezzlement, or an act of gross negligence, misconduct or dishonesty which gross negligence, misconduct or dishonesty has had, or would reasonably be likely to have, a material adverse effect on the Company or any of its Affiliates; or (iv) the conviction by the Executive of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

(b)                                 The Company may terminate the Executive’s employment at any time other than for Cause either (i) upon 30 days’ written notice to the Executive or (ii) immediately, provided however that for the purposes of this subsection (ii), in addition to any other compensation to which the Executive is entitled pursuant to Section 5 of this Agreement, the Company shall be obligated to continue paying the Executive’s salary for 30 days following such termination.

(c)                                  The Executive may terminate his employment hereunder for Good Reason by providing written notice to the Company of the condition giving rise to the Good Reason no later than 60 days following the occurrence of the condition, by giving the Company 30 days to remedy the condition and by terminating employment for Good Reason within 30 days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any one or more of the following events: (i) material diminution in the title, nature or scope of the Executive’s responsibilities, duties or authority; (ii) a material reduction in the Executive’s base salary other than (A) one temporary reduction of not more than 60 days and not in excess of 20% of the Executive’s then current base salary or (B) a reduction in the Executive’s then current base salary in connection with and in proportion to a general reduction of the base salaries of the Company’s executive officers; (iii) failure of the Company to provide the Executive the salary or benefits in accordance with Section 2 hereof after thirty (30) days’ written notice during which the Company does not cure such failure and such failure results in a material breach of this Agreement; (iv) relocation of the Executive’s principal location of employment with the Company of more than twenty (20) miles from Cambridge, Massachusetts; or (v) a change in reporting responsibility such that the Executive does not report directly to the Board of Directors.

(d)                                 The Executive may terminate his employment with the Company other than for Good Reason at any time upon 30 days’ prior written notice to the Company, unless such termination would violate any obligation of the Executive to the Company.

(e)                                  This Agreement shall automatically terminate in the event of the Executive’s death.

(f)                                   The Company may terminate the Executive’s employment, immediately upon written notice to the Executive, in the event the Executive becomes disabled and, as a result, is unable to continue to perform substantially all of his duties and responsibilities contemplated by this Agreement for 90 days, whether or not consecutive, during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of his duties and responsibilities contemplated by this Agreement, the Executive shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purpose of this Agreement be conclusive of the issue.

5.                                      Severance Payments and Other Matters Related to Termination.

Subject to the provisions hereof:

(a)                                 In the event of termination of the Executive’s employment pursuant to Section 4 of this Agreement:

(i)                                     the Company shall pay the Executive within 30 days following the date of termination of employment any base salary earned in accordance with the provisions of this Agreement but not paid through the date of termination and any vacation time accrued but not used to that date, and any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following the date of termination and that such expenses are reimbursed as set forth in Section 12(e) of this Agreement; and

(ii)                                  the Company shall pay the Executive within 30 days following the date of termination of employment any bonus which has been earned and specifically awarded to the Executive in accordance with the provisions of this Agreement, but not yet been paid to Executive, as of the date of termination of employment.

Notwithstanding the foregoing, the payments referred to in clauses (i) and (ii) of this Section 5(a) shall be paid in accordance with the time periods, if any, required by applicable law.

(b)                                 In the event of termination of the Executive’s employment by the Company pursuant to Section 4(b) of this Agreement, or in the event of termination of the Executive’s employment by the Executive pursuant to Section 4(c) of this Agreement, then in addition to the benefits described in Section 5(a) of this Agreement:

(i)                                     the Company shall pay the Executive up to one hundred percent (100%) of Executive’s then current base salary on an annualized basis as of the date of termination (the “Severance Payment”); provided, that in the event the Executive commences any employment substantially similar to Executive’s employment hereunder (based upon responsibility, reporting and compensation) during the Severance Period (as defined below), Executive will notify the Company, and any remaining portion of the Severance Payment will cease to be payable on the date 60 days after commencement of such new employment.  The Executive agrees to give prompt notice to the Company of the date of commencement of any new employment during the Severance Period and will respond promptly to any reasonable inquiries concerning any employment of the Executive during the Severance Period.  The Severance Payment shall be made to the Executive in installments in accordance with the Company’s standard payroll practices over a period of twelve (12) months beginning on the first payroll date after the Payment Date (as defined below) (such twelve (12)-month period, the “Severance Period”).

(ii)                                  Executive shall receive a bonus payment, in lieu of a bonus for the calendar year in which such termination of employment occurs (except as set forth in Section 5(a)(ii)), in an amount equal to fifty percent (50%) of the average annual bonus paid to the Executive by the Company over the lesser of (A) the three (3) calendar years preceding the calendar year in which such termination of employment occurs or (B) the Term (including, in each case, any year for which no bonus was paid), which bonus payment shall be pro rated by multiplying the amount so obtained pursuant to this clause (ii) by a fraction, the numerator of which is the number of days in the calendar year in which such termination of employment occurs that have elapsed since January 1 through the date of such termination and the denominator of which is 365, and such payment shall be made to the Executive in a lump sum on the Payment Date; and

(iii)                               if the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company shall pay for the full premium cost of that participation until the earlier of (A) twelve (12) months following the Payment Date and (B) the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer; and

(iv) 50% of the Executive’s then remaining unvested restricted stock which were issued to the Executive pursuant to the Restricted Stock Agreement and which, by their terms, vest only based on the passage of time, shall automatically vest as of the Payment Date.

(c)                                  If a Change of Control (as defined in Section 6 hereof) occurs, and within twelve (12) months following such Change of Control, the Company or any successor thereto terminates the Executive’s employment pursuant to Section 4(b), or the Executive terminates his employment pursuant to Section 4(c), then, in addition to the benefits described in Section 5(a) of this Agreement, and in lieu of any payments to the Executive or on the Executive’s behalf under Section 5(b) hereof:

(i)                                     all of the Executive’s then remaining unvested stock options and restricted stock which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options or restricted stock based on individual or Company performance) shall automatically vest as of the Payment Date (notwithstanding anything to the contrary in Section 2(c) of this Agreement);

(ii)                                  the Company shall pay the Executive one hundred percent (100%) of the Executive’s then current base salary on an annualized basis as of the date of termination, and such payment shall be made to the Executive in a lump sum on the Payment Date;

(iii)                               Executive shall receive a bonus payment, in lieu of a bonus for the calendar year in which such termination of employment occurs (except as set forth in Section 5(a)(ii)), in an amount equal to fifty percent (50%) of the average annual bonus paid to the Executive by the Company over the lesser of (A) the three (3) calendar years preceding the calendar year in which such termination of employment occurs or (B) the Term (including, in each case, any year for which no bonus was paid),  which bonus payment shall be pro rated by multiplying the amount so obtained pursuant to this clause (iii) by a fraction, the numerator of which is the number of days in the calendar year in which such termination of employment occurs that have elapsed since January 1 through the date of such termination and the denominator of which is 365, and such payment shall be made to the Executive in a lump sum on the Payment Date; and

(iv)                              if the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company shall pay for the full premium cost of that participation until the earlier of (A) twelve (12) months following the Payment Date and (B) the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer.

(d)                                 Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary to effect surviving provisions of this Agreement, including without limitation the Executive’s obligations under Section 3 of this Agreement and under the Ancillary Agreements.

(e)                                  Notwithstanding anything to the contrary contained herein, the obligation of the Company to make payments to the Executive or on the Executive’s behalf under this Section 5 is expressly conditioned upon the Executive’s continued full performance of the Executive’s obligations under this Agreement, including Section 3 hereof, under the Ancillary Agreements and under any other agreement between the Executive and the Company or any of its Affiliates.

(f)                                   Notwithstanding anything to the contrary contained herein, the obligations of the Company pursuant to Sections 5(b) through 5(e) are subject to the Executive’s execution and non-revocation of a severance agreement and release (the “Release”), drafted by and satisfactory to counsel for the Company, within 45 days following the date of termination.  The severance and benefits described in Sections 5(b) and 5(c) shall be paid or commence within 15 days following the execution and non-revocation of such Release (the “Payment Date”). Notwithstanding the foregoing, if the 45th day following the date of termination occurs in the calendar year following the date of termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.  The payment of any severance amounts pursuant to this Agreement shall be subject to the terms and conditions set forth in Section 12.

6.                                      Definitions.

For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” shall mean:

(a)                                 a merger or consolidation in which

(i)                                     the Company is a constituent party or

(ii)                                  a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)                                 the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if all or substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

Notwithstanding the foregoing, any transaction or series of transactions effected primarily in preparation for or in connection with bona fide capital raising purposes shall not be deemed a “Change of Control” hereunder.

7.                                      Conflicting Agreements.

The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement.

8.                                      Withholding; Other Tax Matters.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as pursuant to any applicable law or regulation.

9.                                      Assignment.

Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any party with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

10.                               Severability.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                               Waiver.

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.                               Compliance with Section 409A.

Subject to the provisions in this Section 12, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of the Executive’s termination of employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement.

(a)                                 It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)                                  If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)                                  Each installment of the severance payments and benefits due under this Agreement that is not described in Section 12(c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(d)                                 The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 12(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e)                                  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)                                   Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

13.                               Miscellaneous.

This Agreement, together with the Ancillary Agreements, sets forth the entire agreement between the Executive and the Company and supersedes all prior agreements (including, without limitation, the Prior Agreement) and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may not be modified or amended, unless agreed to in writing by the Executive and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14.                               Notices.

Any notices provided for in or permitted by this Agreement shall be in writing and shall be effective when delivered in person, or with confirmation of delivery by a reputable national courier service with confirmation of the delivery of the notice for overnight delivery to the Executive at the Executive’s last known address or an address designated by the Executive in accordance with this Section 14 or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Catabasis Pharmaceuticals, Inc. at its principal place of business, or to such other address(es) as either party may specify by notice in accordance with this Section 14 to the other actually received.

15.                               Acknowledgment.

The Executive understands that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement and is not acting as counsel for the Executive. The Executive further states and represents that he or she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his or her name of his or her own free act.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE

/s/ Jill C. Milne
Jill C. Milne

THE COMPANY

By:	/s/ Michael Jirousek

Name:	Michael Jirousek

Title:	Secretary

CATABASIS PHARMACEUTICALS, INC.

February 28, 2012

Dear Jill,

You and Catabasis Pharmaceuticals, Inc. (the “Company”) are parties to an Amended and Restated Employment Agreement dated April 7, 2010 (the “Employment Agreement”) that sets forth certain terms of your employment with the Company.  Pursuant to Section 13 of the Employment Agreement, the parties hereto agree to amend the Employment Agreement in the manner set forth below, effective as of January 19, 2012:

1.  Section 2(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Bonus Compensation. The Executive shall be eligible to earn annually for service in a particular calendar year, as determined by the Board in its sole discretion, a cash bonus with a target of 40% of the Executive’s base salary earned in such particular calendar year, which percentage shall be subject to adjustment from time to time by the Board in its sole discretion. The amount of the bonus, if any, shall be determined by the Board, based on its assessment, of the Executive’s performance and that of the Company against appropriate goals established annually by the Board after consultation with the Executive. Any bonus paid to the Executive under this Section 2(b) shall be in addition to the base salary referred to in Section 2(a).  Any bonus due to the Executive hereunder shall be payable not later than two and one-half months following the end of the calendar year in which such bonus was earned.”

Except as specifically provided herein, all other terms of the Employment Agreement shall remain in full force and effect.

Sincerely,

/s/ Michael Jirousek

Michael Jirousek
Chief Scientific Officer

Signed:	/s/ Jill Milne	Date: February 28, 2012
Jill Milne